Exhibit 99.1

AFP Imaging to Explore Strategic Alternatives and Reports Results for Fiscal Year Ending June 30, 2008

ELMSFORD, N.Y.--(BUSINESS WIRE)--October 28, 2008--This week marks the 30th anniversary of AFP (AFPC:OB) as a world class provider of state-of-art imaging equipment for Dental, Veterinary and Medical professionals.

The Company’s strategic involvement and acquisition, 2 years ago, of QR in Italy gave AFP Imaging the unique opportunity to leverage and maximize its cutting edge, x-ray imaging technology that is fast becoming the global standard of care in the Dental, ENT and Veterinary markets. In addition, it brought AFP to the number one position globally, outside North America, (#2 in North America) in clinical and historical product leadership in low dose, 3D Cranial (Dental and ENT) Cone Beam CT Radiology.

A substantial installed base, of over 700 NEWTOM 3D CBCT Scanners, have been sold worldwide, and NEWTOM has garnered the support of numerous clinical luminaries throughout the Dental and ENT profession. AFP Imaging’s acquisition and investment has been further enhanced over the past years by significant, continued product innovation in hardware and software development. Additional large financial investments in people and facilities include launching a new market leading, large format NEWTOM VG, a vertical configuration. AFP has also capitalized on a fast growing market opportunity for our unique van based NEWTOM VG Flex “mobile scanner” solution. We also expect to launch new applications and equipment configurations for Veterinary and Human extremities in the near future.

In addition to our existing global dealer network, we have made significant financial investments in developing a totally new AFP direct sales and technical support organization in the US. This new direct field force has allowed us to begin to gain traction against our competitors. We have already achieved dominant market share in many of the over 35 key countries outside the United States where NEWTOM is present. AFP is now properly positioned to focus and apply additional new marketing resources to accelerate penetration in North America.

Last week, the Company attended the American Dental Association (ADA) meeting that was held in San Antonio, Texas, where our Mobile 3D Imaging Van was featured. Our NewTom VG and VGFlex (CBCT) scanner was well received in a live demonstration of three dimensional imaging at this major exhibition. AFP’s CBCT scanners are well known as state of the art imagers for dental implant planning, oral surgery and orthodontics as well as for other diagnostic applications such as ENT. Six manufacturers, including AFP participated in this unique “live x-ray forum.” It was the second clinical conference where AFP has performed in live patient examinations and continuing educational lectures for dentists and other specialists. The Company believes that the demonstration of on-site diagnostic cases was an exceptional opportunity to show the superior quality and flexibility of our NEWTOM CBCT scanner in comparison to others. Our expert luminary lectures and the live imaging demonstrations are the key to building sales leads and revenues in a very difficult economic environment. Similar sales efforts were highlighted by the Company in Europe and in China during October.

In addition, the Company continues to find significant growth opportunities with its established brand of “EVA” digital dental sensors through its dedicated and comprehensive global network of distributors. The Company also continues to leverage its “EVA” technology and brand throughout North America, Europe and other territories with its unique and distinct leadership position in the field of veterinary dental imaging solutions.

The Company recently filed its Form 10K with the SEC for the fiscal year ending June 30, 2008. Sales were $34.3 million, an increase of 19% in fiscal 2008 compared to $ 28.7 million for fiscal 2007. As reported in the Form 10K, while the Company is working to expand our worldwide installed base it has experienced ongoing operational losses and negative cash flow during the past fiscal year. The Company has instituted numerous cost cutting measures to reduce its cash requirements. Furthermore, beginning in July, 2008, the Company has been adversely impacted by the acceleration in the deterioration of credit availability causing a decline in financeable sales for the Company’s products. Practitioners such as dentists, oral surgeons, imaging centers, veterinarians and others, who must finance their own capital equipment purchases, have recently hesitated to commit to lease, purchase or invest in high tech products. Typically, these buyers are dependent on leasing, banking or other credit arrangements in order for them to afford sophisticated equipment. The uncertainty, reluctance or simple inability for the buyer to pay cash or finance equipment has resulted in the reduction of our current cash flow, especially during the first three and a half months of the new fiscal year.

The Company presently believes that AFP’s current long term financing, as well as our foreign lines of credit, may not be sufficient to provide the required working capital to leverage its full potential and maximize all of the investments made to date. The Board of Directors has therefore decided that the Company should immediately retain an investment banker to explore all strategic alternatives including additional investment capital, a merger with or acquisition by another entity, in order to improve shareholder value. A Banker will be selected shortly.

All these above actions, to be taken now by the Company will allow AFP, its customers, employees, proprietary and exciting products to grow more securely and predictably in a very different and difficult financial world. We must immediately seek and add sufficient working capital, necessary additional resources, and allow us to achieve ‘critical mass’ as part of a much larger entity to bring AFP and its excellent imaging solutions to the next level, This will provide a more secure future for all AFP’s constituents.

For further information, you are encouraged to review AFP Imaging’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10K for the fiscal year ending June 30, 2008.

The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. The Company’s actual results may differ significantly from the results discussed in this press release or in other forward-looking statements presented by management. Among the factors that could cause actual results to differ materially include the failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the Company’s continuing default in its senior secured facility, the Company’s inability to meet increasing demand for its new products, general downward trends in the Company’s industry and other risks as described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectation or any change in events, conditions or circumstances on which such statement is based.

CONTACT:
AFP Imaging Corporation
David Vozick, 914-592-6100